Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205966

ABS investor presentation August 2016

Go Further Ford credit r Ford credit retail Auto receivables

Registration Statement No. 333-205966 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-800-831-9146. Free Writing Prospectus ford credit’s u.s. retail AUTO receivables Ford Credit’s U.S. retail auto receivables are ideally suited for securitization Consistent origination and servicing practices Consistent collateral composition Consistent loss performance Months Weighted Average FICO® – 39 US Public Retail Transactions From 2003 to Present Historical Cumulative Net Loss Ratio – 39 Transactions From 2003 To Present 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 1 4 7 10 13 16 19 22 25 28 31 34 37 40 43 46 49 52 55 660 680 700 720 740 2003-A 2003-B 2004-A 2005-A 2005-B 2005-C 2006-A 2006-B 2006-C 2007-A 2007-B 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C 2012-D 2013-A 2013-B 2013-C 2013-D 2014-A 2014-B 2014-C 2015-A 2015-B 2015-C 2016-A 2016-B

Retail securitization collateral characteristics are consistent across Ford Credit’s recent U.S. public retail ABS transactions COLLATERAL POOL COMPARISON Characteristic FORDO 2016-B FORDO 2016-A FORDO 2015-C FORDO 2015-B WA FICO Score 732 734 731 731 Loan to value (LTV) 97.73% 96.94% 95.94% 94.57% Payment-to-income (PTI) 8.66% 8.58% 8.59% 8.52% Commercial Use 19.82% 18.42% 16.97% 17.69% % Original Term > 60m 54.15% 57.05% 52.49% 46.43% Initial Pool Balance $1.4bn $1.1bn $1.1bn $1.9bn Number of Receivables 56,550 45,966 46,836 84,593 Average Principal Balance $25,116 $24,892 $24,005 $22,950 WA APR 3.08% 3.08% 3.53% 3.79% Subvened-APR Receivables 59.84% 58.54% 53.08% 50.35% WA Original Term 64.6 months 65.0 months 64.4 months 63.6 months WA Remaining Term 56.8 months 57.9 months 57.2 months 55.5 months WA Seasoning 7.8 months 7.1 months 7.2 months 8.0 months % New 88.61% 89.50% 88.62% 89.32% % Car 24.07% 24.87% 25.26% 24.86% % Light Truck 43.75% 44.49% 42.58% 44.33% % Utility 31.45% 29.95% 31.32% 30.05% % Others 0.73% 0.69% 0.84% 0.76% Top 3 States 14.96% - Texas 12.17% - Texas 15.56% - Texas 15.57% - Texas 9.50% - California 9.39% - California 8.76% - California 9.31% - California 6.89% - Florida 7.17% - Florida 6.33% - Florida 6.49% - Florida

Total Ford Credit Retail Receivables Portfolio Net Losses as % of Average Portfolio Outstanding* * Portfolio net losses: Net losses of the portfolio as a percentage of average portfolio outstanding (see Sponsor and Servicer – Delinquency, Repossession and Credit Loss Information section of the Offering Memorandum) NET LOSSES TO RECEIVABLES RATIO 1.9% 1.5% 0.9% 0.7% 0.8% 1.5% 1.5% 0.7% 0.5% 0.3% 0.3% 0.3% 0.4% 0.5% 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Jun 2016 YTD